Exhibit (a)(1)

TRANSAMERICA SERIES TRUST

Amendment No. 1 to Amended and Restated Declaration of Trust

Pursuant to Section 11.1 of Article XI of the Amended and Restated Declaration of Trust dated as of December 10, 2015 (“Declaration of Trust”) of Transamerica Series Trust (the “Trust”), the Board of Trustees (the “Board”) have authority to amend the Declaration of Trust.

The undersigned, the President of the Trust, hereby certifies that the following resolutions were adopted by the Board at a meeting duly called and held on March 10-11, 2021, at which a quorum was present and acting throughout.

RESOLVED, that the amendment to the Declaration of Trust of each of Transamerica Funds and Transamerica Series Trust (together the “Trusts”), as discussed at this Meeting, be, and it hereby is approved; and

FURTHER RESOLVED, that the officers of the Trusts be, and they hereby are, authorized and directed to take all steps necessary and appropriate to carry out the intent and accomplish the purpose of the foregoing resolution.

We hereby amend in its entirety Section 5.3 of the Declaration of Trust to read as follows:

Section 5.3. Term and Election. Except as provided in Section 5.4 below, each Trustee shall hold office until the next meeting of Shareholders called for the purpose of considering the election or re-election of such Trustee or of a successor to such Trustee, and until his successor, if any, is elected, qualified and serving as a Trustee hereunder. Any Trustee vacancy may be filled by the affirmative vote or consent of a majority of the Trustees then in office, except as prohibited by the 1940 Act, or, if for any reason there are no Trustees then in office, vacancies may be filled by the officers of the Trust elected pursuant to Section 6.2(b)(iii) hereof, or may be filled in any other manner permitted by the 1940 Act. Any Trustee elected by the Shareholders, or appointed by the Trustees to fill a vacancy, including a vacancy arising from an increase in the number of Trustees pursuant to Section 5.2 hereof or a vacancy anticipated to occur at a later date by reason of the retirement or resignation of one or more Trustees pursuant to Section 5.4 hereof, shall take office at the time of such election, or appointment, or upon such other date as may be determined by the Trustees.

Dated: March 11, 2021

/s/ Marijn P. Smit
Marijn P. Smit
President